Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:
February 16, 2007	Investor Relations
(800) 536-7453
TORCH ENERGY ROYALTY TRUST DECLARES
FIRST QUARTER 2007 DISTRIBUTION
HOUSTON — Torch Energy Royalty Trust (“Trust”) (NYSE: TRU) (www.torchroyalty.com) today announced a cash distribution of 9.9 cents per unit, payable on March 12, 2007 to unitholders of record on February 28, 2007. This cash distribution is attributable to fourth quarter 2006 production from the underlying properties of the Trust.
Production attributable to the Trust’s net profits interests, excluding the Robinson’s Bend field and infill wells, was 475,248 Mcf of gas and 5,119 Bbls of oil for the fourth quarter of 2006. Production attributable to the Trust’s net profits interests in the Robinson’s Bend field was 435,075 Mcf of gas for the quarter.
Capital expenditures totaling $0.2 million (approximately 2.5 cents per unit) were deducted in calculating net proceeds payable to the Trust during the quarter ended March 31, 2007. Such costs mainly pertain to workovers and recompletions of certain wells in the Austin Chalk fields. Torch anticipates that additional workovers and recompletions will be performed in future periods in an effort to maximize production attributable to the underlying properties. Such capital expenditures reduce cash distributions paid to the Trust.
The average price attributable to production (excluding the Robinson’s Bend field) during the quarter ended December 31, 2006 was $4.14 per Mcf of gas after deducting gathering fees and $51.81 per Bbl of oil. Because the Trust’s index price for gas exceeded $2.22 per MMBtu during the fourth quarter, Torch Energy Marketing, Inc. (“TEMI”) was entitled to deduct 50% of such excess (“Sharing Price Adjustment”) in calculating the purchase price for production. The Sharing Price Adjustment for production attributable to the underlying properties in all four fields during the quarter ended December 31, 2006 was $1.7 million. Additionally, TEMI accrues price credits as a result of its obligation to purchase gas for the minimum price of $1.80 per MMBtu. TEMI is entitled to recoup such credits in future periods when the Trust’s index price exceeds the minimum price. As of December 31, 2006, TEMI has no accrued price credits.

The Trust received no payments with respect to the Robinson’s Bend field during the quarter ended March 31, 2007. In calculating Robinson’s Bend field net proceeds pertaining to the quarter ended December 31, 2006 production, costs and expenses exceeded revenues, net to the Trust, by approximately $50,000. Neither the Trust nor unitholders are liable to pay such deficit. However, the Trust will receive no payments with respect to the Robinson’s Bend field until future proceeds exceed the sum of future costs and expenses and the cumulative excess of such costs and expenses, including interest (“Robinson’s Bend Cumulative Deficit”). The Robinson’s Bend Cumulative Deficit is approximately $50,000.
The Trust will terminate on March 1 of any year if it is determined that the pre-tax future net cash flows, discounted at 10%, attributable to the estimated net proved reserves of the net profits interests on the preceding December 31 (“Trust Estimated Reserve Value”), are less than $25.0 million. The Trust Estimated Reserve Value calculation has not yet been completed. Torch anticipates that the Trust Estimated Reserve Value calculation will be completed prior to March 1, 2007. The Trust will announce (via a press release) the Trust Estimated Reserve Value as soon as it is available.
Upon termination of the Trust, the Trustee is required to sell the net profits interests. No assurances can be given that the Trustee will be able to sell the net profits interests, or the price that will be distributed to unitholders following such a sale. Such distributions could be below the market value of the Units.
The Trust’s underlying properties are depleting assets consisting of net profits interests in proved developed oil and gas properties located in Texas, Alabama and Louisiana. Approximately 99% of the estimated reserves are gas.
Torch is a privately held, Houston-based company incorporated in 1981. It is the parent company of Torch Energy TM, Inc., Torch Energy Services Inc., Torch Energy Marketing Inc., Torch E&P Company and the general partner of Resaca Exploitation, L. P. Torch has a long history of owning, operating and maximizing value from large oil and gas projects. During its history, Torch has been directly responsible for the investment and management of over $3 billion in the energy industry.
Additional Information Concerning Torch, the Administrative Services Provider:
Torch Energy Advisor Incorporated (the administrative service provider of the Trust) and its subsidiaries are a party to an administrative services agreement whereby Torch and its subsidiaries provide certain administrative and related services to the Trust. See Item 13 — Administrative Services Agreement of the Form 10-K for the period ended December 31,

2005. If Torch and its subsidiaries or TEMI were to become unable to meet their obligations to the Trust, such inability might have a material adverse effect on the operations of the Trust.
This press release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts in this press release, including without limitation, statements about future production, production costs and termination of the Trust, are forward looking statements. No assurances can be given that these forward looking statements will prove to be correct. Factors which could cause such forward looking statements not to be correct include, among others, the cautionary statements set forth in the Trust’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, including but not limited to, the volatility of oil and gas prices, future production costs, future oil and gas production quantities, operating hazards and environmental conditions.

TORCH ENERGY ROYALTY TRUST
QUARTER ENDED MARCH 31, 2007 DISTRIBUTION (1)

	Chalkley,
	Cotton Valley
	and	Robinson's
	Austin Chalk	Bend
	Fields	Field	Total
MCF
Chalkley	259,886	—
Cotton Valley	163,658	—
Austin Chalk	51,704	—
Robinson’s Bend	—	435,075

	475,248	435,075

BBLS
Chalkley	1,028	—
Cotton Valley	202	—
Austin Chalk	3,889	—
Robinson’s Bend	—	—

	5,119	—

Average price
Per MCF (after gathering fees)	$4.14	$3.69
Per BBL	$51.81	$0.00

Gas revenues, net of gathering fees	$1,968,670	$1,603,754
Oil revenues	265,213	—

	2,233,883	1,603,754

Lease operating expenses	670,619	1,477,649
Severance taxes	210,185	143,571

	880,804	1,621,220

Net proceeds before capital expenditures	1,353,079	(17,466)

Capital expenditures	215,793	32,122

Net proceeds	1,137,286	(49,588)
Cumulative Deficit	—	—

	1,137,286	(49,588)

Net profits percentage	95.00%	n/a

Net profits income	1,080,422	—	1,080,422

Infill Well Proceeds (Cotton Valley Fields)			—
General and administrative expenses			(229,022)
Interest Expense — Robinson’s Bend Cumulative Deficit			—

Distribution			$851,400

Distribution per unit			$0.0990

(1)	The quarter ended March 31, 2007 distribution mainly pertains to production during the quarter ended December 31, 2006.